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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                                                            May 15, 1997
Date of Report (Date of earliest event reported)  . . . . . . . . . . . . . . .


                        NATIONAL INCOME REALTY TRUST
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
           (Exact name of registrant as specified in its charter)


California                           0-9211                     94-2537061
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(State or other jurisdiction       (Commission               (I.R.S. Employer
    of incorporation)                File No.)               Identification No.)


280 Park Avenue, East Building, 20th Floor, New York, NY               10017
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (Address of principal executive offices)                         (Zip Code)


                                                           (212) 949-5000
Registrant's telephone number, including area code  . . . . . . . . . . . . . .



                                 Not Applicable
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

On May 15, 1997, National Income Realty Trust (the "Trust") accepted a commitment from GMAC Commercial Mortgage Corporation for a $50 million revolving credit facility. Advances under the facility are available to finance properties currently owned by the Trust as well as new acquisitions. The outstanding balance is limited to the lesser of 75% of the value of the collateral properties or an amount supported by 1.25 debt service coverage.
The borrowing base may be increased by adding new or existing properties to the collateral pool. Advances are limited to the lesser of 75% of the appraised value of the property as stabilized or 80% of total acquisition costs which include the purchase price of a newly acquired property and the cost of improvements incurred between the date of acquisition and the date that any mortgage secured by that property is recorded. A newly acquired property is defined as a property owned by the Trust for less than one year. The outstanding balance under the facility bears interest at the 30 day London Interbank Offered Rate ("LIBOR") plus a variable spread of between 2% and 2.5% which is determined based on the loan to value and debt service coverage maintained. Payment terms include interest only monthly with the outstanding balance due at maturity, which is 36 months from the date of the first advance. The Trust may extend the maturity by two six-month terms, but no new fundings may occur under the facility during any extension period. The first funding under this commitment took place on June 17, 1997, in the amount of $10,500,000 and is secured by a first mortgage against a previously unencumbered Trust property, Dunhill/Devonshire/Sandstone.




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                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          NATIONAL INCOME REALTY TRUST



                                          By:  /s/ Robert C. Irvine
                                             ------------------------------
                                              Robert C. Irvine
                                              Executive Vice President
                                              and Chief Financial Officer


DATED:   June 18, 1997





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